EXHIBIT 99.2

PART C – Report from Credit Suisse
The Board of Directors (the “Directors”)
Platform Specialty Products Corporation
1450 Centrepark Boulevard
West Palm Beach
Florida 33401
United States

The Board of Directors
MacDermid Performance Acquisitions Ltd
198 Golden Hillock Road
Birmingham
B11 2PN
Recommended acquisition of Alent plc by Bidco a wholly owned subsidiary of Platform Specialty Products Corporation to be effected by means of a Scheme of Arrangement under Part 26 of the Companies Act 2006
We report on the statement regarding quantified financial benefits (the "Statement") made by Platform and set out in paragraph 4 (Financial benefits of the Transaction) and Appendix 4, Part A of the Rule 2.7 Announcement dated 13 July 2015 (the "Announcement") for which Platform is solely responsible under Rule 28 of the City Code on Takeovers and Mergers (the "City Code").
We have discussed the Statement (including the assumptions and sources of information referred to therein) with those officers and employees of Platform who developed the underlying plans. The Statement is subject to uncertainty as described in this announcement and our work did not involve an independent examination of any of the financial or other information underlying the Statement.
We have relied upon the accuracy and completeness of all the financial and other information provided to us by or on behalf of Platform, or otherwise discussed with or reviewed by us, and we have assumed such accuracy and completeness for the purposes of providing this letter.
We do not express any view as to the achievability of the quantified financial benefits identified by Platform.
We have also reviewed the work carried out by PricewaterhouseCoopers and have discussed with them the opinion set out in Part B of Appendix 4 of the Announcement.
This letter is provided to you solely in connection with Platform's and Bidco’s potential acquisition of Alent and for no other purpose. We accept no responsibility to any person other than Platform in respect of the contents of this letter; no person other than the Directors and the directors of Bidco can rely on the contents of this letter, and to the fullest extent permitted by law, we exclude all liability (whether in contract, tort or otherwise) to any other person, in respect of this letter, its contents or the work undertaken in connection with this letter or any of the results that can be derived from this letter or any written or oral information provided in connection with this letter, and any such liability is expressly disclaimed except to the extent that such liability cannot be excluded by law.
On the basis of the foregoing, we consider that the Statement, for which Platform is solely responsible, has been prepared with due care and consideration.
Yours faithfully,
Credit Suisse Securities (Europe) Limited